UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): October 1, 2009

NUVILEX, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1971 Old Cuthbert Road Cherry Hill, New Jersey	08034
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (856) 354-0707

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Mr. Robert S. Trump, a successful entrepreneur and an accredited investor based in New York, has acquired five million five hundred fifty-five thousand five hundred and fifty (5,555,555) restricted shares of Nuvilex, Inc. Common Stock for a cash investment made to the Company in the amount of two-hundred and fifty thousand dollars ($250,000). The restricted (Securities Act Rule 144) Common Stock purchase was made at $0.045 per share.  Mr. Trump first became familiar with the Company as a consumer of the Company’s retail products, Cinnergen™ and Cinnechol™.   Mr. Trump’s personal results from the use of these products were excellent and as a result Mr. Trump made this investment in support of the Company’s growth strategy and business plans.

The Company believes the issuance of the shares is exempt from the registration and prospectus delivery requirement of the Securities Act of 1933 by virtue of Section 4(2).  The shares were issued directly by the Company and did not involve a public offering or general solicitation.  The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make his investment decision, including the Company’s financial statements and 34 Act reports. The Company reasonably believed that the recipient had such knowledge and experience in its financial and business matters that he was capable of evaluating the merits and risks of his investment.

SIGNATURES

      Pursuant to the  requirements of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

 NUVILEX, INC.

              (Registrant)

Date: October 1, 2009

/s/ Martin Schmieg

Martin Schmieg

Chief Executive Officer